Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Announces Third Quarter Financial Results,
Increased Fiscal 2020 Guidance and Approval of Special Dividend

•Company-wide third quarter sales increase 28% including Hawthorne growth of 72%
•U.S. Consumer sales increase 21% in Q3; Retailer POS up 23% year-to-date
•Q3 GAAP EPS increases 13% to $3.57; Non-GAAP adjusted EPS up 22% to $3.80
•Guidance for fiscal 2020 company-wide sales growth increased to a range of 26 to 28%
•Fiscal 2020 non-GAAP adjusted EPS guidance raised to a range of $6.65 to $6.85
•Non-GAAP free cash flow guidance increased to approximately $400 million
•Board of Directors approves $5 per share special dividend; increases regular quarterly dividend payment by 7%

MARYSVILLE, Ohio, July 29, 2020 – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden as well as indoor and hydroponic growing products, today announced the continued strength of both its U.S. Consumer and Hawthorne segments led to 28 percent company-wide sales growth and a 22 percent improvement in non-GAAP adjusted earnings in the fiscal third quarter.

The continued strength of the business in fiscal 2020 prompted the Company to increase its guidance for full-year sales, adjusted earnings and free cash flow – which is defined as operating cash flow minus capital expenditures.

Separately, ScottsMiracle-Gro said its Board of Directors approved payment of a special dividend of $5 per share and increased its regular quarterly dividend by 7 percent to $0.62 per share. Both dividends are payable September 10 to shareholders of record on August 27.

“Our results this year continue to exceed our most optimistic expectations and are a testament to the critical nature of the categories in which we compete, the commitment of our retail partners, and the loyalty of the consumers and cultivators who rely on our products for their success,” said Jim Hagedorn, chairman and chief executive officer. “As we enter the final weeks of fiscal 2020 and prepare for the start of our next fiscal year, we remain optimistic about the strength of our business as well as our ability to continue to enhance shareholder value.

“As we enjoy a year of unprecedented success, it is appropriate for our associates, communities and shareholders to reap the benefit as well. With the support of our Board, we have decided to make special one-time payments later this year to nearly 3,000 hourly and salaried associates who do not participate in our bonus plans, but played a critical role in our success this year. We also will enhance bonus payments to another nearly 1,500 eligible associates who do participate in incentive plans. In addition, we plan to double our charitable contributions to benefit the communities we serve.

“Shareholders also will benefit from a special dividend payment of $5 per share, which is consistent with our long-standing commitment to return cash to shareholders as well as the Board’s decision to increase our regular quarterly dividend.”

Third quarter details
For the period ended June 27, 2020, company-wide sales increased 28 percent to $1.49 billion. U.S. Consumer increased 21 percent to $1.08 billion from $889.1 million. Hawthorne sales increased 72 percent to $302.9 million compared with $176.3 million. Segment income increased 14 percent for U.S. Consumer to $310.5 million and 145 percent for Hawthorne to $41.1 million.

“In our U.S. Consumer segment, we saw significant acceleration of consumer engagement beginning in May that continues as we speak,” Hagedorn said. “Consumer purchases entering August are up 23 percent at our largest four retail partners and we’ve seen increases in every product category. We especially have benefitted from a more than 40 percent increase in branded soils and even higher gains in consumer purchases for most of our Ortho insect control business.

“We also continued to see strong third quarter growth at Hawthorne in every product category and geography. The team at Hawthorne has done an outstanding job this year achieving significantly higher-than-expected growth while also exceeding our operating margin targets.”

For the quarter, the company-wide GAAP and non-GAAP adjusted gross margin rates were 35.3 percent and 36.1 percent respectively. Both compare to 36.2 percent in the prior year. The declines were due primarily to the timing of a payment made to the Company in the third quarter of 2019 related to the Company’s role as marketing agent for Roundup. A payment of a similar amount was made to the Company during the second quarter of 2020 and therefore has no impact on the gross margin rate for the full year.

SG&A increased 43 percent to $237.7 million primarily due to higher accruals for annual incentive compensation payments, the payment of one-time bonuses for non-incentive eligible associates, and increased marketing investment.

Interest expense decreased $5.6 million on a year-over-year basis to $20.3 million, reflecting lower interest rates and borrowing levels. The Company said its debt-to-EBITDA ratio at the end of the quarter was approximately 2.8 times.

GAAP income from continuing operations was $204.3 million, or $3.57 per diluted share, compared with $178.0 million, or $3.15 per diluted share, in the prior year. Non-GAAP adjusted earnings, which excluded impairment, restructuring, as well as other one-time items, were $216.8 million, or $3.80 per diluted share, compared with $176.3 million, or $3.11 per diluted share.

Year-to-Date Details
Company-wide sales for the first nine months increased 22 percent to $3.24 billion compared with $2.66 billion a year ago. Sales in the U.S. Consumer segment increased 15 percent, to $2.33 billion. Hawthorne sales increased 59 percent to $731.7 million.

The GAAP gross margin rate on a year-to-date basis was 34.9 percent. The non-GAAP adjusted rate was 35.4 percent. These compare with 35.0 and 35.1 percent, respectively, last year. SG&A was $553.1 million, a 20 percent increase from 2019. The reasons for the year-to-date increase are consistent with the factors that drove third quarter results.

Interest expense decreased $17 million to $63.0 million. Other non-operating income decreased to $7.3 million due to a 2019 pre-tax gain of $259.8 million related to the Company’s divestiture of its minority ownership of TruGreen.

GAAP income from continuing operations was $382.8 million, or $6.74 per diluted share, compared with $492.3 million, or $8.78 per diluted share, in prior year. Non-GAAP adjusted earnings, which excluded impairment, restructuring, as well as the other one-time items, were $408.2 million, or $7.20 per diluted share, compared with $302.5 million, or $5.39 per diluted share, a year ago.

Full-year outlook
The Company’s newly revised sales guidance of 26 to 28 percent growth assumes the U.S. Consumer segment grows 20 to 22 percent in fiscal 2020 and Hawthorne sales increase 55 to 60 percent. Entering June, the Company said it expected U.S. Consumer sales to increase 9 to11 percent in fiscal 2020 and Hawthorne to increase 45 to 50 percent.

The revised guidance for non-GAAP adjusted earnings per share of $6.65 to $6.85 compares with the June forecast of $5.65 to $5.85 per share. The Company said it expected non-GAAP free cash flow of approximately $400 million, up from approximately $350 million earlier.

“The growth we saw in June and July clearly exceeded our expectations as we have seen unprecedented levels of consumer engagement later in the summer than normal,” said Randy Coleman, executive vice president and chief financial officer. “The entire team has done a tremendous job all year navigating these unusual times. In addition to our better-than-expected operating results, we’ve also further strengthened our balance sheet, giving us the financial flexibility to return cash to shareholders and pursue investments in future growth while also keeping our leverage in line with our long-term targets.”

Conference Call and Webcast Scheduled for 9 a.m. ET Today, July 29
The Company will discuss results during a webcast and conference call today at 9:00 a.m. Eastern Time. Conference call participants should call 800-263-0877 (Conference Code: 3918971). A live webcast of the call will be available on the investor relations section of the Company's website at http://investor.scotts.com. An archive of the webcast will remain available for at least 12 months. In addition, a replay of the call can be heard by calling 888-203-1112. The replay will be available for 15 days.

About ScottsMiracle-Gro
With approximately $3.2 billion in sales, the Company is one of the world's largest marketers of branded consumer products for lawn and garden care. The Company's brands are among the most recognized in the industry. The Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories. The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting and other materials used in the indoor and hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com.

Forward Looking Non-GAAP Measures
In this release, the Company presents its updated outlook for fiscal 2020 non-GAAP adjusted EPS. The Company does not provide a GAAP EPS outlook, which is the most directly comparable GAAP measure to non-GAAP adjusted EPS, because changes in the items that the Company excludes from GAAP EPS to calculate non-GAAP adjusted EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast the excluded items for internal use and therefore cannot create or rely on a GAAP EPS outlook without unreasonable efforts. The timing and amount of any of the excluded items could significantly impact the Company’s GAAP EPS. As a result, the Company does not provide a reconciliation of guidance for non-GAAP adjusted EPS to GAAP EPS, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:
•The ongoing COVID-19 pandemic could have a material adverse effect on the Company’s business, results of operation, financial condition and/or cash flows;
•Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;
•Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business;
•The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;
•If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed;

•Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;
•Climate change and unfavorable weather conditions could adversely impact financial results;
•Certain of the Company’s products may be purchased for use in new or emerging industries or segments and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations and consumer perceptions;
•The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack;
•The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;
•In the event the Third Restated Marketing Agreement for consumer Roundup products terminates, or Monsanto’s consumer Roundup business materially declines the Company would lose a substantial source of future earnings and overhead expense absorption;
•Hagedorn Partnership, L.P. beneficially owns approximately 26% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;
•Acquisitions, other strategic alliances and investments could result in operating difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Executive Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statements of Operations
(In millions, except for per common share data)
(Unaudited)

		Three Months Ended			Nine Months Ended
	Footnotes	June 27, 2020	June 29, 2019	% Change	June 27, 2020	June 29, 2019	% Change
Net sales		$1,492.7	$1,170.3	28%	$3,241.3	$2,658.3	22%
Cost of sales		954.3	747.0		2,094.9	1,724.8
Cost of sales—impairment, restructuring and other		11.7	(0.1)		15.3	3.4
Gross profit		526.7	423.4	24%	1,131.1	930.1	22%
% of sales		35.3%	36.2%		34.9%	35.0%
Operating expenses:
Selling, general and administrative		237.7	166.4	43%	553.1	462.4	20%
Impairment, restructuring and other		4.2	0.6		2.0	4.3
Other (income) expense, net		0.3	(1.8)		0.4	(0.1)
Income from operations		284.5	258.2	10%	575.6	463.5	24%
% of sales		19.1%	22.1%		17.8%	17.4%
Equity in income of unconsolidated affiliates		—	—		—	(3.3)
Costs related to refinancing		—	—		15.1	—
Interest expense		20.3	25.9		63.0	80.0
Other non-operating income, net		(1.9)	(5.1)		(7.3)	(268.2)
Income from continuing operations before income taxes		266.1	237.4	12%	504.8	655.0	(23)%
Income tax expense from continuing operations		61.8	59.4		122.0	162.7
Income from continuing operations		204.3	178.0	15%	382.8	492.3	(22)%
Income (loss) from discontinued operations, net of tax		(1.0)	23.6		1.6	26.1
Net income		$203.3	$201.6		$384.4	$518.4
Net (income) loss attributable to noncontrolling interest		(0.5)	0.1		(0.9)	0.2
Net income attributable to controlling interest		$202.8	$201.7		$383.5	$518.6

Basic income (loss) per common share:	(1)
Income from continuing operations		$3.67	$3.21	14%	$6.86	$8.89	(23)%
Income (loss) from discontinued operations		(0.02)	0.42		0.03	0.47
Net income		$3.65	$3.63		$6.89	$9.36

Diluted income (loss) per common share:	(2)
Income from continuing operations		$3.57	$3.15	13%	$6.74	$8.78	(23)%
Income (loss) from discontinued operations		(0.02)	0.41		0.02	0.46
Net income		$3.55	$3.56		$6.76	$9.24

Common shares used in basic income (loss) per share calculation		55.6	55.5	—%	55.7	55.4	1%
Common shares and potential common shares used in diluted income (loss) per share calculation		57.1	56.6	1%	56.7	56.1	1%

Non-GAAP results:
Adjusted net income attributable to controlling interest from continuing operations	(3)	$216.8	$176.3	23%	$408.2	$302.5	35%
Adjusted diluted income per common share from continuing operations	(2) (3)	$3.80	$3.11	22%	$7.20	$5.39	34%
Adjusted EBITDA	(3)	$345.1	$293.5	18%	$704.7	$573.7	23%
Note: See accompanying footnotes on page 10.

THE SCOTTS MIRACLE-GRO COMPANY
Segment Results
(In millions)
(Unaudited)

The Company divides its business into three reportable segments: U.S. Consumer, Hawthorne and Other. U.S. Consumer consists of the Company’s consumer lawn and garden business located in the geographic United States. Hawthorne consists of the Company’s indoor, urban and hydroponic gardening business. Other consists of the Company’s consumer lawn and garden business in geographies other than the U.S. and the Company’s product sales to commercial nurseries, greenhouses and other professional customers. In addition, Corporate consists of general and administrative expenses and certain other income/expense items not allocated to the business segments. This identification of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company.

The performance of each reportable segment is evaluated based on several factors, including income (loss) from continuing operations before income taxes, amortization, impairment, restructuring and other charges (“Segment Profit (Loss)”), which is a non-GAAP financial measure. Senior management uses Segment Profit (Loss) to evaluate segment performance because they believe this measure is indicative of performance trends and the overall earnings potential of each segment.

The following tables present financial information for the Company’s reportable segments for the periods indicated:

	Three Months Ended			Nine Months Ended
	June 27, 2020	June 29, 2019	% Change	June 27, 2020	June 29, 2019	% Change
Net Sales:
U.S. Consumer	$1,075.8	$889.1	21%	$2,325.9	$2,019.5	15%
Hawthorne	302.9	176.3	72%	731.7	461.1	59%
Other	114.0	104.9	9%	183.7	177.7	3%
Consolidated	$1,492.7	$1,170.3	28%	$3,241.3	$2,658.3	22%

Segment Profit (Loss) (Non-GAAP):
U.S. Consumer	$310.5	$271.5	14%	$641.9	$548.5	17%
Hawthorne	41.1	16.8	145%	80.5	31.6	155%
Other	14.4	13.2	9%	14.8	13.0	14%
Total Segment Profit (Non-GAAP)	366.0	301.5	21%	737.2	593.1	24%
Corporate	(57.8)	(34.4)		(120.7)	(96.7)
Intangible asset amortization	(7.8)	(8.4)		(23.6)	(25.2)
Impairment, restructuring and other	(15.9)	(0.5)		(17.3)	(7.7)
Equity in income of unconsolidated affiliates	—	—		—	3.3
Costs related to refinancing	—	—		(15.1)	—
Interest expense	(20.3)	(25.9)		(63.0)	(80.0)
Other non-operating income, net	1.9	5.1		7.3	268.2
Income from continuing operations before income taxes (GAAP)	$266.1	$237.4	12%	$504.8	$655.0	(23)%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	Footnotes	June 27, 2020	June 29, 2019	September 30, 2019

ASSETS
Current assets:
Cash and cash equivalents		$48.3	$36.4	$18.8
Accounts receivable, net		1,147.9	746.9	308.4
Inventories		493.1	533.7	540.3
Prepaid and other current assets		89.5	72.9	174.2
Total current assets		1,778.8	1,389.9	1,041.7
Property, plant and equipment, net		533.2	506.7	546.0
Goodwill		540.0	541.9	538.7
Intangible assets, net		685.3	831.1	707.5
Other assets	(4)	339.5	197.8	194.8
Total assets		$3,876.8	$3,467.4	$3,028.7
LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt		$206.4	$363.2	$128.1
Accounts payable		310.5	222.6	214.2
Other current liabilities	(4)	589.8	369.6	278.2
Total current liabilities		1,106.7	955.4	620.5
Long-term debt		1,516.0	1,563.5	1,523.5
Other liabilities	(4)	250.2	143.3	161.5
Total liabilities		2,872.9	2,662.2	2,305.5
Equity		1,003.9	805.2	723.2
Total liabilities and equity		$3,876.8	$3,467.4	$3,028.7

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per common share data)
(Unaudited)

	Three Months Ended June 27, 2020					Three Months Ended June 29, 2019
	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Other Non-Operating	Adjusted (Non- GAAP)	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Other Non- Operating	Adjusted (Non- GAAP)
Gross profit	$526.7	$—	$(11.7)	$—	$538.4	$423.4	$—	$0.1	$—	$423.3
Gross profit as a % of sales	35.3%				36.1%	36.2%				36.2%
Income from operations	284.5	—	(15.9)	—	300.4	258.2	—	(0.5)	—	258.7
Income from operations as a % of sales	19.1%				20.1%	22.1%				22.1%
Income from continuing operations before income taxes	266.1	—	(15.9)	(0.8)	282.8	237.4	—	(0.5)	2.9	235.0
Income tax expense from continuing operations	61.8	—	(3.5)	(0.2)	65.5	59.4	—	(0.1)	0.7	58.8
Income from continuing operations	204.3	—	(12.4)	(0.6)	217.3	178.0	—	(0.4)	2.2	176.2
Net income attributable to controlling interest	202.8	(1.0)	(12.4)	(0.6)	216.8	201.7	23.6	(0.4)	2.2	176.3
Diluted income per common share from continuing operations	3.57	—	(0.22)	(0.01)	3.80	3.15	—	(0.01)	0.04	3.11

Calculation of Adjusted EBITDA (3):	Three Months Ended June 27, 2020	Three Months Ended June 29, 2019
Net income (GAAP)	$203.3	$201.6
Income tax expense from continuing operations	61.8	59.4
Income tax expense (benefit) from discontinued operations	(1.0)	7.3
Interest expense	20.3	25.9
Depreciation	15.3	13.8
Amortization	7.8	8.4
Impairment, restructuring and other charges from continuing operations	15.9	0.5
Impairment, restructuring and other charges (recoveries) from discontinued operations	—	(30.9)
Other non-operating (income) expense, net	0.8	(2.9)
Interest income	(1.9)	(1.9)
Expense on certain leases	—	0.9
Share-based compensation expense	22.8	11.4
Adjusted EBITDA (Non-GAAP)	$345.1	$293.5

Note: See accompanying footnotes on page 10.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per common share data)
(Unaudited)

	Nine Months Ended June 27, 2020						Nine Months Ended June 29, 2019
	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Costs Related to Refinancing	Other Non-Operating	Adjusted (Non- GAAP)	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Other Non- Operating	Adjusted (Non- GAAP)
Gross profit	$1,131.1	$—	$(15.3)	$—	$—	$1,146.4	$930.1	$—	$(3.4)	$—	$933.5
Gross profit as a % of sales	34.9%					35.4%	35.0%				35.1%
Income from operations	575.6	—	(17.3)	—	—	592.9	463.5	—	(7.7)	—	471.2
Income from operations as a % of sales	17.8%					18.3%	17.4%				17.7%
Income from continuing operations before income taxes	504.8	—	(17.3)	(15.1)	(0.8)	538.0	655.0	—	(7.7)	260.2	402.5
Income tax expense from continuing operations	122.0	—	(2.3)	(4.4)	(0.2)	128.9	162.7	—	(2.1)	64.6	100.2
Income from continuing operations	382.8	—	(15.0)	(10.7)	(0.6)	409.1	492.3	—	(5.6)	195.6	302.3
Net income attributable to controlling interest	383.5	1.6	(15.0)	(10.7)	(0.6)	408.2	518.6	26.1	(5.6)	195.6	302.5
Diluted income per common share from continuing operations	6.74	—	(0.26)	(0.19)	(0.01)	7.20	8.78	—	(0.10)	3.49	5.39

Calculation of Adjusted EBITDA (3):	Nine Months Ended June 27, 2020	Nine Months Ended June 29, 2019
Net income (GAAP)	$384.4	$518.4
Income tax expense from continuing operations	122.0	162.7
Income tax expense from discontinued operations	—	9.6
Costs related to refinancing	15.1	—
Interest expense	63.0	80.0
Depreciation	45.4	41.8
Amortization	23.6	25.2
Impairment, restructuring and other charges from continuing operations	17.3	7.7
Impairment, restructuring and other charges (recoveries) from discontinued operations	(3.1)	(35.8)
Other non-operating (income) expense, net	0.8	(260.2)
Interest income	(5.6)	(6.7)
Expense on certain leases	—	2.6
Share-based compensation expense	41.8	28.4
Adjusted EBITDA (Non-GAAP)	$704.7	$573.7

Note: See accompanying footnotes on page 10.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)Basic income (loss) per common share amounts are calculated by dividing income (loss) attributable to controlling interest from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares outstanding during the period.
(2)Diluted income (loss) per common share amounts are calculated by dividing income (loss) attributable to controlling interest from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares, plus all potential dilutive securities (common stock options, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.
(3)Reconciliation of Non-GAAP Measures

Use of Non-GAAP Measures

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables above. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company, limiting the usefulness of those measures for comparative purposes.

In addition to GAAP measures, management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning and determine incentive compensation because it believes that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of the Company’s underlying, ongoing business.

Management believes that these non-GAAP financial measures are useful to investors in their assessment of operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, management has determined that it is appropriate to make this data available to all investors. Non-GAAP financial measures exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Management views free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends and discretionary investment. Management views free cash flow productivity as a useful measure to help investors understand the Company’s ability to generate cash.

Exclusions from Non-GAAP Financial Measures

Non-GAAP financial measures reflect adjustments based on the following items:

•Impairments, which are excluded because they do not occur in or reflect the ordinary course of the Company’s ongoing business operations and their exclusion results in a metric that provides supplemental information about the sustainability of operating performance.
•Restructuring and employee severance costs, which include charges for discrete projects or transactions that fundamentally change the Company’s operations and are excluded because they are not part of the ongoing operations of its underlying business, which includes normal levels of reinvestment in the business.
•Costs related to refinancing, which are excluded because they do not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of these types of charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.
•Discontinued operations and other unusual items, which include costs or gains related to discrete projects or transactions and are excluded because they are not comparable from one period to the next and are not part of the ongoing operations of the Company’s underlying business.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded.

Definitions of Non-GAAP Financial Measures

The reconciliations of non-GAAP disclosure items include the following financial measures that are not calculated in accordance with GAAP and are utilized by management in evaluating the performance of the business, engaging in financial and operational planning, the determination of incentive compensation, and by investors and analysts in evaluating performance of the business:

Adjusted gross profit: Gross profit excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from operations: Income (loss) from operations excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from continuing operations before income taxes: Income (loss) from continuing operations before income taxes excluding impairment, restructuring and other charges / recoveries and costs related to refinancing.
Adjusted income tax expense (benefit) from continuing operations: Income tax expense (benefit) from continuing operations excluding the tax effect of impairment, restructuring and other charges / recoveries and costs related to refinancing.
Adjusted income (loss) from continuing operations: Income (loss) from continuing operations excluding impairment, restructuring and other charges / recoveries and costs related to refinancing, each net of tax.
Adjusted net income (loss) attributable to controlling interest from continuing operations: Net income (loss) attributable to controlling interest excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and discontinued operations, each net of tax.
Adjusted diluted income (loss) per common share from continuing operations: Diluted net income (loss) per common share from continuing operations excluding impairment, restructuring and other charges / recoveries and costs related to refinancing, each net of tax.
Adjusted EBITDA: Net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring or non-cash items affecting net income (loss). The presentation of adjusted EBITDA is intended to be consistent with the calculation of that measure as required by the Company’s borrowing arrangements, and used to calculate a leverage ratio (maximum of 4.75 at June 27, 2020) and an interest coverage ratio (minimum of 3.00 for the twelve months ended June 27, 2020).
Free cash flow: Net cash provided by (used in) operating activities reduced by investments in property, plant and equipment.
Free cash flow productivity: Ratio of free cash flow to net income (loss).

For the three and nine months ended June 27, 2020, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•The World Health Organization recognized a novel strain of coronavirus (“COVID-19”) as a public health emergency of international concern on January 30, 2020 and as a global pandemic on March 11, 2020. In response to the COVID-19 pandemic, the Company has implemented additional measures intended to both protect the health and safety of its employees and maintain its ability to provide products to its customers, including (i) requiring a significant part of its workforce to work from home, (ii) monitoring its employees for COVID-19 symptoms, (iii) making additional personal protective equipment available to its operations team, (iv) requiring all manufacturing and warehousing associates to take their temperatures before beginning a shift, (v) modifying work methods and schedules of its manufacturing and field associates to create distance or add barriers between associates, consumers and others, (vi) expanding cleaning efforts at its operation centers, (vii) modifying attendance policies so that associates may elect to stay home if they have symptoms, (viii) prioritizing production for goods that are more essential to its customers and (ix) implementing an interim premium pay allowance for associates in its field sales force as well as those still working in manufacturing or distribution centers. In addition, to help address the critical shortage of personal protective equipment in the fight against COVID-19, the Company shifted production in its Temecula, California manufacturing plant to produce face shields to help protect healthcare workers and first responders in critical need areas across the country. During the three and nine months ended June 27, 2020, the Company incurred costs of $12.2 million and $15.3 million, respectively, in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations and incurred costs of $4.3 million and $5.0 million, respectively, in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

with the COVID-19 pandemic primarily related to premium pay. These direct and incremental costs were excluded from the Company’s non-GAAP financial measures because they are not comparable from one period to the next and are not expected to be part of the ongoing operations of the Company’s underlying business. As a result of these additional measures and initiatives, the Company expects to incur up to $35 million of incremental costs, mostly related to premium pay provided to its associates.
•In connection with the acquisition of Sunlight Supply during the third quarter of fiscal 2018, the Company announced the launch of an initiative called Project Catalyst, which is a company-wide restructuring effort to reduce operating costs throughout the U.S. Consumer, Hawthorne and Other segments and drive synergies from recent acquisitions within the Hawthorne segment. Costs incurred during the three and nine months ended June 27, 2020 related to Project Catalyst were not material. Additionally, during the three and nine months ended June 27, 2020, the Company received zero and $2.6 million, respectively, from the final settlement of escrow funds related to a previous Hawthorne acquisition that was recognized in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.
•On October 23, 2019, the Company redeemed all of its outstanding 6.000% Senior Notes for a redemption price of $412.5 million, comprised of $0.5 million of accrued and unpaid interest, $12.0 million of redemption premium, and $400.0 million for outstanding principal amount. The $12.0 million redemption premium was recognized in the “Costs related to refinancing” line on the Condensed Consolidated Statements of Operations during the first quarter of fiscal 2020. Additionally, the Company had $3.1 million in unamortized bond issuance costs associated with the 6.000% Senior Notes, which were written-off during the first quarter of fiscal 2020 and were recognized in the “Costs related to refinancing” line in the Condensed Consolidated Statements of Operations.
•The Company recognized insurance recoveries of zero and $1.5 million related to the previously disclosed legal matter In re Morning Song Bird Food Litigation during the three and nine months ended June 27, 2020, respectively, in the “Income (loss) from discontinued operations, net of tax” line in the Condensed Consolidated Statements of Operations.

For the three and nine months ended June 29, 2019, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•On April 1, 2019, the Company sold all of its noncontrolling equity interest in a joint venture with products supporting the professional U.S. industrial, turf and ornamental market for cash proceeds of $36.6 million. During the three and nine months ended June 29, 2019, the Company recognized a pre-tax gain of $2.9 million related to this sale in the “Other non-operating income, net” line in the Condensed Consolidated Statements of Operations.
•On March 19, 2019, the Company entered into an agreement under which it sold, to TruGreen Companies L.L.C., a subsidiary of TruGreen Holding Corporation, all of its approximately 30% equity interest in Outdoor Home Services Holdings LLC, a lawn services joint venture between the Company and TruGreen Holding Corporation (the “TruGreen Joint Venture”). Under the terms of the agreement, the Company received cash proceeds of $234.2 million related to the sale of its equity interest in the TruGreen Joint Venture and $18.4 million related to the payoff of second lien term loan financing. During the three and nine months ended June 29, 2019, the Company recognized a pre-tax gain of zero and $259.8 million, respectively, related to this sale in the “Other non-operating income, net” line in the Condensed Consolidated Statement of Operations.
•During the three and nine months ended June 29, 2019, the Company recognized charges of $0.4 million and $8.0 million, respectively, related to Project Catalyst. During the three and nine months ended June 29, 2019, the Company recognized charges of $(0.1) million and $3.4 million, respectively, in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations related to employee termination benefits, facility closure costs and impairment of property, plant and equipment. During the three and nine months ended June 29, 2019, the Company recognized charges of $0.5 million and $4.6 million, respectively, in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations related to employee termination benefits and facility closure costs. The Company also recognized a charge of zero and $2.5 million for the three and nine months ended June 29, 2019, respectively, in the “Other non-operating income, net” line in the Condensed Consolidated Statements of Operations related to the write-off of accumulated foreign currency translation loss adjustments of a foreign subsidiary that was substantially liquidated.
•The Company recognized favorable adjustments of zero and $0.4 million related to the previously disclosed legal matter In re Scotts EZ Seed Litigation during the three and nine months ended June 29, 2019, respectively, in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.
•The Company recognized a favorable adjustment of $22.5 million related to the previously disclosed legal matter In re Morning Song Bird Food Litigation during the three and nine months ended June 29, 2019, in the “Income (loss) from discontinued operations, net of tax” line in the Condensed Consolidated Statements of Operations as a result of the final resolution of the previously disclosed settlement agreement. In addition, during the three and nine months ended

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

June 29, 2019, the Company recognized insurance recoveries of $8.4 million and $13.4 million, respectively, related to this matter in the “Income (loss) from discontinued operations, net of tax” line in the Condensed Consolidated Statements of Operations.

Forward Looking Non-GAAP Measures
In this earnings release, the Company presents its outlook for fiscal 2020 non-GAAP adjusted EPS. The Company does not provide a GAAP EPS outlook, which is the most directly comparable GAAP measure to non-GAAP adjusted EPS, because changes in the items that the Company excludes from GAAP EPS to calculate non-GAAP adjusted EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast the excluded items for internal use and therefore cannot create or rely on a GAAP EPS outlook without unreasonable efforts. The timing and amount of any of the excluded items could significantly impact the Company’s GAAP EPS. As a result, the Company does not provide a reconciliation of guidance for non-GAAP adjusted EPS to GAAP EPS, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.

(4)Effective October 1, 2019, the Company adopted Accounting Standards Codification (“ASC”) 842, Leases (“ASC 842”). This guidance requires lessees to recognize a lease liability for the obligation to make lease payments and a right-of-use asset for the right to use the underlying asset for the lease term. The Company elected the optional transition method and adopted the new guidance on October 1, 2019 on a modified retrospective basis with no restatement of prior period amounts. Fiscal 2019 balances and related disclosures supporting those comparative period balances continue to be presented under ASC 840, Leases. As allowed under the new accounting standard, the Company elected to apply practical expedients to carry forward the original lease determinations, lease classifications and accounting of initial direct costs for all asset classes at the time of adoption. The Company also elected to exclude short-term leases from its Condensed Consolidated Balance Sheets. The Company’s adoption of the new standard resulted in the recognition of right-of-use assets of $129.6 million in the “Other assets” line in the Condensed Consolidated Balance Sheet, liabilities of $45.4 million in the “Other current liabilities” line in the Condensed Consolidated Balance Sheet and liabilities of $88.8 million in the “Other liabilities” line in the Condensed Consolidated Balance Sheet as of the October 1, 2019 adoption date. Adoption of the new standard did not result in a material cumulative effect adjustment to equity as of the date of adoption and did not have a material impact on the Company’s Condensed Consolidated Statements of Operations or Cash Flows.